FOR IMMEDIATE RELEASE

Qorvo to Acquire Active-Semi International

Acquisition Adds Highly Differentiated Analog/Mixed Signal Power Solutions for Complementary, High-Growth Applications

•	Creates new opportunities for growth in 5G, industrial, data center, automotive and smart home

•	Expands Qorvo’s addressable markets by over $3 billion

•	Expected to be accretive to non-GAAP gross margin and non-GAAP EPS in the first year

Greensboro, NC, -- April 10, 2019 – Qorvo®, Inc. (Nasdaq:QRVO), a leading provider of innovative RF solutions that connect the world, announced today that it has entered into a definitive agreement to acquire Active-Semi International, Inc. (“Active-Semi”), a private fabless supplier of programmable analog power solutions. Active-Semi will become part of Qorvo’s Infrastructure and Defense Products (IDP) group. Active-Semi’s technologies are positioned to intersect multiple long-term secular trends in 5G, industrial, data center, automotive and smart home by addressing the increased demand for efficient power solutions.

Bob Bruggeworth, president and chief executive officer of Qorvo, said, “With the acquisition of Active-Semi, Qorvo will expand IDP’s product offerings for existing customers and extend our reach into new high-growth power management markets. We see significant opportunities to accelerate adoption of Active-Semi's innovative analog/mixed signal solutions across multiple markets by leveraging Qorvo’s global scale, sales channel and customer relationships.”

Power efficiency is increasingly a core requirement in electronic applications in IDP’s existing markets, including 5G base stations, active phased arrays for defense, automotive, and IoT. Active-Semi’s programmable mixed signal power solutions provide customers with compelling simplicity, efficiency and design flexibility – resulting in smaller footprints, lower bill of material costs and reduced time to market.

Larry Blackledge, CEO of Active-Semi, said, “The combination of Active-Semi’s programmable analog power solutions with Qorvo’s leading product and technology portfolio opens up vast opportunities to accelerate revenue, develop more highly integrated system solutions and target new high-growth markets, like 5G infrastructure.”

Qorvo expects the acquisition to be accretive to non-GAAP gross margin and non-GAAP EPS in the first year. The acquisition is subject to regulatory approval and customary closing conditions and is expected to close in Qorvo’s first fiscal quarter, ending June 29, 2019. Qorvo will provide additional details about the Active-Semi transaction during its fiscal 2019 fourth quarter earnings conference call, scheduled for May 7, 2019.

About Qorvo

Qorvo (Nasdaq:QRVO) makes a better world possible by providing innovative Radio Frequency (RF) solutions at the center of connectivity. We combine product and technology leadership, systems-level expertise and global manufacturing scale to quickly solve our customers' most complex technical challenges. Qorvo serves diverse high-growth segments of large global markets, including advanced wireless devices, wired and wireless networks and defense radar and communications. We also leverage unique competitive strengths to advance 5G networks, cloud computing, the Internet of Things, and other emerging applications that expand the global framework interconnecting people, places and things. Visit www.qorvo.com to learn how Qorvo connects the world.

Qorvo is a registered trademark of Qorvo, Inc. in the U.S. and in other countries. All other trademarks are the property of their respective owners.

About Active-Semi International, Inc.

Founded in Silicon Valley with 141 employees worldwide, and headquartered in the Dallas, Texas metroplex, Active-Semi is an emerging leader in the multi-billion-dollar power management and intelligent motor drive IC markets. The company’s portfolio of analog and mixed signal SoCs provide scalable core platforms used in charging, powering and embedded digital control systems for industrial, commercial and consumer applications. Active-Semi offers Power Application Controllers® (PAC®) and Programmable Analog ICs that significantly reduce solution size and cost, improve system reliability, and shorten system development time.

Active- Semi International, Inc. is a multi-national Cayman Island corporation backed by leading Venture Capital firms, including USVP, Tenaya Capital, and LDV Partners, with over 170 patents granted and pending.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under U.S. federal securities laws. Our business is subject to numerous risks and uncertainties, including those relating to fluctuations in our operating results, our dependence on a few large customers for a substantial portion of our revenue, a loss of revenue if contracts with the U.S. government or defense and aerospace contractors are canceled or delayed, our ability to implement innovative technologies, our ability to bring new products to market and achieve design wins, the efficient and successful operation of our wafer fabrication and other facilities, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, variability in manufacturing yields, industry overcapacity, inaccurate product forecasts and corresponding inventory and manufacturing costs, dependence on third parties, our dependence on international sales and operations, our ability to attract and retain skilled personnel and develop leaders, the possibility that future acquisitions may dilute our stockholders' ownership and cause us to incur debt and assume contingent liabilities, fluctuations in the price of our common stock, our ability to protect our intellectual property, claims of intellectual property infringement and other lawsuits, security breaches and other similar disruptions compromising our information, and the impact of government and stringent environmental regulations. These and other risks and uncertainties, which are described in more detail in Qorvo's most recent Annual Report on Form 10-K and in other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.
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